Exhibit 21.1

Subsidiaries of Markforged Holding Corporation (Jurisdiction of Formation)

1.
MarkForged, Inc. (Delaware)
2.
Markforged Canada 3D Printing Inc. (Canada)
3.
Markforged Ireland Services 3D Printing Limited (Ireland)
4.
Markforged Japan 3D Printing K.K. (Japan)
5.
MKFG Teton Simulation, LLC (Wyoming)
6.
Markforged Sweden, A.B. (Sweden)
7.
MKFG Israel (Israel)